Exhibit 99.1

AMERICA’S CAR-MART, INC.

APRIL 7, 2026

An Important Update from Doug Campbell, President and CEO

To Our Shareholders, Associates, and Customers,

I want to share an important update about steps we are taking to strengthen America’s Car-Mart and position the company for the future.

Where We Stand

Over the past year, we have made meaningful progress on the fundamentals of this business. We replaced an inefficient lending facility with a $300 million term loan. We introduced a new residual ABS structure that returns cash flow to the company, as part of our ninth securitization transaction through our ACM Auto Trust platform, with weighted-average interest rate spreads improving approximately 300 basis points from our initial securitization transaction in 2022 through the 2025 series. And our underwriting, under our LOS V2 system, is producing materially better credit outcomes.

At the same time, establishing the non-recourse revolving warehouse credit facility that would restore our origination capacity has taken longer than anticipated. This is not a singular Car-Mart decision — it requires alignment among multiple counterparties. In the weeks since the release of our third quarter earnings, it has become increasingly clear that the path to resolution is less certain and may require an extended timeline, primarily driven by broader market conditions and factors largely outside our control.

On our most recent earnings call, I spoke candidly about the decisions facing us. I said: “Some of these decisions, if required, are reversible when conditions improve. Some are not. We will make the irreversible ones carefully, only when necessary.” The environment since that call remains fluid. Management continues to work feverishly to put a warehouse facility in place, but considering the extended timeline and environment, we face a binary constraint on capital deployment that limits our ability to serve customer demand.

To be clear, this is a near-term liquidity challenge. Our approximately $1.5 billion finance receivables portfolio represents an asset base that management believes substantially exceeds our total recourse obligations, and we are taking these actions to protect that value for stakeholders.

What We Are Doing

Given this dynamic, we are closing 42 dealership locations and reducing the requisite support staff. These locations make up about 31% of our total store count, but they only serve 18% of our customers. This is a significant action that we understand will impact associates and customers. We did not make this decision lightly and are taking these steps because they are the right thing to do for the long-term health of this business.

Our approach is to preserve liquidity and protect the runway this business needs to reach a sustainable outcome. This includes carrying less inventory than we would in a normalized operating environment and tightening underwriting standards, both of which will result in reduced origination volumes in the near term. We will continue to evaluate our entire store portfolio and will take additional action where needed. These are deliberate trade-offs designed to responsibly manage our capital position until additional financing is secured.

We have three priorities:

First, protect our servicing and collections infrastructure. Our approximately $1.5 billion finance receivables portfolio generates significant monthly cash collections. Maintaining the teams, technology, and processes that service these accounts is our highest priority.

Second, keep our cost structure in alignment with our current scale. The store closures and support staff reductions are designed to do exactly that.

Third, continue to pursue a warehouse credit facility or other revolving asset financing; to this end, we have engaged with additional potential warehouse lenders.

Our Associates

For those associates at locations scheduled to close, we are moving quickly to help associates understand what opportunities may be available.

Our Customers

Every customer account at a closing location will be transitioned — either to a nearby continuing store or to our centralized team. Our digital payment platform, Pay Your Way, ensures that the payment experience for most customers will not change. Continuity of service for our customers is a priority we take seriously.

Our Technology

The strategic investments we have made in technology over the past year are delivering meaningful operational benefits at a time when efficiency and adaptability matter most. Our Collections CRM platform has been deployed to approximately 15% of our store base and is accelerating toward portfolio adoption. This system allows our teams to service customer accounts more effectively, with better data visibility and more streamlined workflows, which ultimately means we can maintain high-quality collections performance with a more efficient cost structure.

Coupled with our Pay Your Way digital payment platform, which now handles approximately 65% of payment transactions remotely, these tools have fundamentally strengthened our business resilience. These platforms represent a structural improvement in how we serve our customers and manage our portfolio, and both will continue to be foundational to our operations going forward.

What’s Next

I believe in this business because our customers need transportation and financing. Our associates are committed to serving our customers and communities every day. The buy-here-pay-here model is durable, and the credit quality improvements we have built over the past two years are real. The actions we are taking today are designed to protect what we have built and position Car-Mart for the future.

Thank you for your support.

Doug Campbell

President and Chief Executive Officer

America’s Car-Mart, Inc.